SUITE 1850 1066 WEST HASTINGS STREET VANCOUVER, BC V6E 3X2

T: 604.683.3850	A CHAN AND COMPANY LLP
F: 604.688.8479	CHARTERED ACCOUNTANTS

AUDITORS’ CONSENT

We consent to the incorporation of our report dated September 29, 2014, with respect to the consolidated statements of financial position as at May 31, 2014 and May 31, 2013, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended May 31, 2014 and May 31, 2013 on the Company’s Annual Report Form 20-F dated October 1, 2014.

“A Chan and Company LLP”

Chartered Accountants

Vancouver, British Columbia

October 1, 2014